Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of WM Technology, Inc. of our report dated February 25, 2022, relating to the consolidated financial statements of WM Technology, Inc., appearing in the Annual Report on Form 10-K of WM Technology, Inc. for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Irvine, California
October 5, 2022